UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 17, 2013

Vitran Corporation Inc.

(Exact name of registrant as specified in its charter)

Ontario, Canada	001-32449	98-0358363
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

185 The West Mall, Suite 701, Toronto, Ontario, Canada	M9C 5L5
(Address of principal executive offices)	(Zip Code)

416-596-7664

Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	Material compensatory plan, contract or arrangement with principal executive officer

On June 17, 2013, Vitran Corporation Inc. (the “Company or “Vitran”) entered into an executive employment agreement with William S. Deluce, the Company’s Interim President and Chief Executive Officer, with his employment being effective as of June 19, 2013.

Executive Employment Agreement

The employment agreement is for an indefinite term, and may be terminated: by mutual agreement; if the Company has cause for termination; or with a payment if the Company does not have cause for termination as described below. Under the employment agreement, Mr. Deluce has agreed that during the year following his termination: (i) he will not solicit any person who is employed by the Company or any affiliate; and (ii) he will not contact any customers of the Company or any of its affiliates for the purpose of selling them any products or services which are competitive with the products and services sold by the Company or any of its affiliates. Mr. Deluce has also agreed that all confidential records, material and information concerning the Company or its affiliates shall remain the exclusive property of the Company, and Mr. Deluce shall not divulge such information to any person.

Compensation. During the employment period, Mr. Deluce will receive a base salary of CDN$50,000 per month. The Company may, in the sole and absolute discretion of the Board, pay Mr. Deluce a performance bonus in respect of each year, based on criteria to be determined by the Board.

Other Benefits. Mr. Deluce is also entitled to: (i) receive a car allowance of CDN$1,575 per month; (ii) reimbursement of a portion of his annual club membership dues, and any expenses incurred at the club, to the extent incurred in connection with or relating to his duties as the Company’s Interim President and Chief Executive Officer; and (iii) participate in medical and extended health care benefits plans of the Company.

Termination without cause. If the employment of Mr. Deluce is terminated by the Company and the Company does not have cause for such termination, Mr. Deluce shall be entitled to receive the greater of (i) a lump sum amount equivalent to three months’ base salary, plus continuation of medical and extended health care benefit plans for a period of three months, at standard premium rates, or (B) notice or pay in lieu of notice, benefits continuation, severance and/or other required payments prescribed under any applicable legislation.

Entitlements as Director. Mr. Deluce has agreed that he shall not be entitled to any annual or meeting directors’ fees, but he shall be entitled to participate in the Company’s deferred share unit plan for directors, for so long as he is a member of the Board.

Consulting Agreement.

Mr. Deluce was appointed Interim President and Chief Executive Officer on April 4, 2013, following the resignation of the Company’s previous President and Chief Executive Officer. On June 17, 2013, the Company also entered into a letter agreement with Wicklow Consulting Inc. (“Wicklow”), a private company owned by Mr. Deluce, documenting a consulting arrangement between the parties whereby Wicklow agreed to provide consulting services to Vitran, including the services of Mr. Deluce as Interim President and Chief Executive Officer of the Company, with effect from April 4, 2013.

Under the consulting agreement, Wicklow is entitled to a fee of CDN$54,807.69 per month, plus Ontario harmonized sales tax at the rate of 13%. The consulting arrangement documented by the letter agreement has been terminated effective June 19, 2013, with the result that it covers the period from April 4, 2013 through June 19, 2013 (being the effective date of Mr. Deluce’s employment with the Company under the executive employment agreement described above).

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Exhibit

10.1	Employment agreement dated June 17, 2013 between the Registrant and William S. Deluce *

10.2	Consulting letter agreement dated June 17, 2013 between Wicklow Consulting Inc. and the Registrant *

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITRAN CORPORATION INC.

DATE: June 20, 2013	By:	/s/ Fayaz D. Suleman
Fayaz D. Suleman
Vice President of Finance and Chief Financial Officer